Exhibit 99.1

NEWS RELEASE

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces First Quarter 2006 Results,

Confirms Continued Progress on Key Initiatives and Raises Full Year Outlook

FULLERTON, California, May 3, 2006- Beckman Coulter, Inc. (NYSE:BEC) announced today first quarter ended March 31, 2006 results.  Sales were $569 million, within the company’s $555 to $575 million outlook.  Net earnings were $32.6 million, or $0.50 per fully diluted share, exceeding the $0.30 to $0.40 outlook.  The company remains solidly on track with the two initiatives announced in July 2005:

•                  Reorganization to a one-company structure, together with a restructuring program, and

•                  A change in customer leasing policy toward a preference for operating-type leases.

First Quarter 2006 Discussion

Reported sales were down 1.2% compared to prior year quarter, impacted by the previously announced shift in leasing policy toward more operating-type leases.  This shift moves the recognition of certain instrument revenue from a lump sum at the initiation of the lease to monthly installments made over the life of the lease, typically five years.  Adjusting for currency, which trimmed revenues 2.2%, sales were up 1%.

Geographically, U.S. revenue was up 5.1% despite the negative effects of the leasing policy change.  On a currency adjusted basis, international sales were down 3.2% in comparison to an unusually strong international growth rate in the first quarter 2005 of 18.5%.  European revenues were down 1.4% from prior year quarter.  Modest growth in Germany along with strong growth in Italy and dealer markets was more than offset by lower sales in France and the United Kingdom.  Sales in the Far East were down about 10% overall on continued market weakness in Japan and a slow start in other Asian markets due to dealer transitions.

-more-

First quarter consumables sales were up 8.9%, in constant currency, affected by comparison with an unusually strong and above trend first quarter 2005 consumables growth rate of 14.3%.  Acquisitions made after March 2005 contributed about 6% to the first quarter 2006 growth rate.  Access® immunoassay system consumables in the U.S., unaffected by acquisitions, gained 21.4%.   Consumables revenue growth, an important indicator of the company’s strength during the transition to operating-type leases, is expected to be 10% or more for the full year 2006.

Gross profit margin increased 30 basis points to 47.3% on favorable product mix.  Operating expenses were $220.0 million, $22.8 million higher than prior year quarter, primarily due to three factors:

•                  Non-cash stock option expensing in accordance with FAS 123R,

•                  A previously announced change in the company’s non-sales incentive compensation plans which impacted the timing of accruals, and

•                  Incremental operating expenses from acquisitions.

Operating income was $49.3 million for the quarter or 8.7% of sales, ahead of the outlook range of 7% to 8%, due principally to lower than expected operating expenses.  Non-operating expense was below prior year quarter by $11.2 million due to lower currency related expenses.  The effective tax rate was 26.7%.   Net earnings were $32.6 million or $0.50 per fully diluted share, exceeding the outlook range of $0.30 to $0.40 per share.  Compared to prior year quarter, earnings per diluted share were down 19.4%.

Other First Quarter Developments

•                  Declared a $0.15 per share quarterly cash dividend, a $0.01 or 7.1% per share increase.  This is the 67th consecutive quarterly dividend in the company’s history.

•                  Re-purchased approximately 890,000 shares of Beckman Coulter stock at an average price of $53.70 per share.

•                  Received FDA clearance on the Unicel® DxC 600i, the first of several next generation chemistry / immunoassay workcells under development.

According to Scott Garrett, president and chief executive officer, “The first quarter demonstrates progress on the company’s key initiatives and adds to our confidence regarding achievement of full year objectives.  These results indicate continued demand for the company’s systems, especially the new UniCel® DxC 600 and 800 autochemistry systems and Access immunoassay platforms.  Recurring revenues in the quarter were 79.4% of sales, up from 73.5% in prior year quarter.  The shift toward operating-type leases and the upward trend of recurring revenue mix continue to be in line with expectations. In addition, the acquisitions made in 2005 are both performing well.  We are committed to fully realizing the benefits of our reorganization and restructuring initiatives and expect to achieve our full year goal of 11% to 11.5% operating margin.”

Continued Garrett, “Beckman Coulter’s new product pipeline remains the industry’s strongest.  In the second quarter of 2006 we expect to launch a next generation chemistry / immunoassay workcell, the DxC 600i, a fully capable system with a menu of more than 150 tests at launch.  Also, the company is launching the next generation in the Biomek® family of laboratory automation workstations, which is expected to stimulate growth in life science markets.  Planned for release later in the year, is the AutoMate™ 800, a next generation sample preparation system for clinical diagnostics.  The AutoMate 800 brings many of the same benefits enjoyed by our larger laboratory automation customers to mid-sized hospitals.  All of these new products extend our line of leading systems designed to simplify, automate, and innovate customer processes.”

April Developments

In April the company announced that terms for a settlement had been reached with Applera Corporation resolving all pending legal disputes between the companies.  Once executed, this settlement will provide Beckman Coulter with an ongoing royalty stream and access to key patents covering instrumentation for diagnostic sequencing and real time thermalcycling.  These technologies will allow the company to extend its capabilities for simplifying and automating customer processes in molecular testing, one of the fastest growing segments in the clinical diagnostics market.

The Audit and Finance Committee of the company’s Board of Directors is overseeing an inquiry into claims made by a former employee.  This individual alleges in a letter dated April 17, that his recent termination, as part of the company’s restructuring, was because of certain accounting and financial reporting issues he claims that he brought to the attention of his supervisor.  These allegations involve obsolescence of about $25 million of inventory, accounting for returned equipment under lease, and disclosure of causes for change in expenses.  The Audit and Finance Committee has retained outside counsel and an outside forensic accounting firm to assist in the inquiry, which could delay the company’s filing of its Form 10-Q.

Outlook

Turning to the outlook, Garrett said, “Assuming stable currency, second quarter sales should be in the range of $620 to $645 million.  Operating margin is expected to be between 10.5% and 11.5%, non-operating expense should be $10 to $11 million and earnings per fully diluted share are expected to be $0.62 to $0.72 based on a tax rate between 26% and 27%.

“We are confident that we will see quarter-over-prior year quarter hardware revenue growth in the fourth quarter 2006 and beyond, as the anniversary of the full implementation of our leasing policy change is reached.  We are narrowing our range for full year 2006 revenues to $2,530 to $2,590 million, assuming stable currency.  Operating margins should be 11% to 11.5% and non-operating expense should be $38 to $40 million.  Based on a diluted share count of about 64.5 million and a tax rate between 26% and 27%, we are raising our range for full year earnings per diluted share to $2.75 to $2.95, excluding any unusual items or restructuring related charges.  Free cash flow is expected to be about $50 million.

“Looking ahead to 2007, we expect sales growth in the range of 7% to 9% as we complete the leasing transition and the benefits of recurring revenues from operating-type leases increasingly contribute to revenue growth.” said Garrett.

Investor Conference Call

As previously announced, there will be a conference call today, Wednesday May 3, 2006 at 8:30 am ET to discuss the first quarter ended March 31, 2006 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”.  The webcast will be archived on both websites for future on-demand replay through Friday, June 2, 2006.

This press release contains the company’s unaudited financial results for first quarter 2006.   These results may change as a result of the review by the company’s independent accountants and management including results of the inquiry being conducted by the Audit and Finance Committee of the Board of Directors.  Final quarterly results will be provided in the company’s quarterly report on form 10-Q.  This press release also contains forward-looking statements regarding the company’s outlook for the second quarter of 2006, the full year 2006 and 2007, including expectations regarding sales, consumables growth, operating income margin, non-operating expense, free cash flow, tax rate, net earnings and earnings per diluted share growth. In addition, the press release contains statements regarding the company’s expectations regarding product introductions, and its recurring revenue stream.  These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the actual timing and magnitude of the conversion to operating type leases, the actual timing of expenses and savings related to the restructuring activities, effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, and the availability of government funding for vaccine research and new biomarkers.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, changes in tax laws and interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs, as well as other factors outlined in the company’s SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing –Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, California, reported 2005 annual sales of $2.44 billion with 71.5 percent of this amount generated by recurring revenue from supplies, test kits, services and operating-type lease payments.  For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except amounts per share)

	Three Months Ended
	March 31,
	2006	2005

Product revenue	$473.4	$482.5
Service revenue	95.6	93.6
Total revenue	$569.0	$576.1

Cost of goods sold	231.5	239.7
Cost of service	68.2	65.6
Total cost of sales	299.7	305.3

Gross profit	269.3	270.8

Operating costs and expenses:
Selling, general and administrative	165.4	149.2
Research and development	54.6	48.0
Total operating cost and expenses	220.0	197.2

Operating income	49.3	73.6

Non-operating (income) expense:
Interest income	(4.1)	(4.1)
Interest expense	10.8	10.2
Other, net	(1.9)	9.9
Total non-operating expenses	4.8	16.0

Earnings before income taxes	44.5	57.6
Income taxes	11.9	16.2

Net income	$32.6	$41.4

Basic earnings per share	$0.52	$0.67

Weighted average number of basic shares outstanding (in thousands)	63,237	62,156

Diluted earnings per share	$0.50	$0.62

Weighted average number of dilutive shares outstanding (in thousands)	64,800	66,501

Dividends declared per share	$0.15	$0.14

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

	March 31,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$59.0	$57.6
Trade and other receivables, net	559.2	601.6
Inventories	494.9	461.8
Other current assets	119.7	112.6
Total current assets	1,232.8	1,233.6

Property, plant and equipment, net	584.7	552.5
Goodwill	549.4	548.2
Other intangibles, net	350.1	354.5
Other assets	330.1	338.8
Total assets	$3,047.1	$3,027.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$178.5	$155.2
Accounts payable, accrued expenses and other liabilities	510.4	555.2
Income taxes payable	51.6	48.1
Total current liabilities	740.5	758.5

Long-term debt, net	620.0	589.1
Deferred income taxes	189.2	189.3
Other liabilities	297.9	295.9
Total liabilities	1,847.6	1,832.8

Commitments and contingencies:

Stockholders’ equity:
Common stock	6.8	6.7
Additional paid-in-capital	454.9	449.8
Retained earnings	956.0	932.9
Accumulated other comprehensive income	45.1	37.5
Treasury stock at cost	(263.3)	(228.7)
Unearned compensation	—	(3.4)
Common stock held in grantor trust	(16.4)	(15.7)
Grantor trust liability	16.4	15.7
Total stockholders’ equity	1,199.5	1,194.8
Total liabilities and stockholders’ equity	$3,047.1	$3,027.6

BECKMAN COULTER, INC

PRODUCT AREA SALES

(Amounts in millions)

	Three Months Ended
	March 31, 2006
			Constant
		Reported	Currency
	$	Growth %	Growth %

Chemistry Systems	$158.0	(5.7)	(3.5)
Cellular Systems	184.0	(6.6)	(4.7)
Immunoassay Systems	110.8	13.6	16.0
Discovery & Automation Systems	116.2	2.0	4.7

Total Beckman Coulter	$569.0	(1.2)	1.0

United States	305.0	5.1	5.1
International	264.0	(7.7)	(3.2)

Total Beckman Coulter	$569.0	(1.2)	1.0

Chemistry Systems include

•      Autochemistry

•      Protein and rapid test products

Cellular Systems include

•      Hematology

•      Coagulation

•      Flow cytometry and related products

Immunoassay Systems include

•      All immunoassay products

Discovery and Automation Systems include

•      All robotic automation and genetic analysis products

•      All centrifuge and analytical systems

•      Industrial particle characterization

•      Clinical diagnostic automation

•      Molecular testing

BECKMAN COULTER, INC

RECURRING REVENUE AS A PERCENT OF TOTAL REVENUE

	Q1	Q2	Q3	Q4	Total

2006

Cash/STL Instrument Sales Mix %	20.6%
Recurring Revenue Mix %	79.4%

2005

Cash/STL Instrument Sales Mix %	26.5%	29.5%	28.4%	29.4%	28.5%
Recurring Revenue Mix %	73.5%	70.5%	71.6%	70.6%	71.5%

2004

Cash/STL Instrument Sales Mix %	29.8%	33.1%	29.9%	39.5%	33.4%
Recurring Revenue Mix %	70.2%	66.9%	70.1%	60.5%	66.6%

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